Exhibit 10.1

SHARE EXCHANGE AGREEMENT

dated as of

March 15, 2024

by and among

Global Technologies, Ltd.,

a Delaware corporation (“GTLL”),

GOe3, LLC

an Arizona limited liability company (“GOe3”),

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is entered into on March 15, 2024 (the “Effective Date”) and is by and among Global Technologies, Ltd., a Delaware corporation (“GTLL”), on the one hand, and GOe3, LLC, an Arizona limited liability company (“GOe3”), on the other hand. Each of GTLL and GOe3 may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GOe3 is an EV infrastructure company (the “Business”);

WHEREAS, GOe3 desires to acquire from GTLL, and GTLL desires to issue to GOe3, shares of a newly designated preferred stock of GTLL (the “New Preferred”), convertible in shares of GTLL’s common stock (the “Common Stock”), in exchange for all of the issued and outstanding membership units of GOe3 (the “GOe3 Units”) (the “Exchange”);

WHEREAS, it is the intention of the Parties that upon Closing, GOe3 shall become a wholly owned subsidiary of GTLL; and

WHEREAS, the Parties intend that the Exchange, as set forth in this Agreement, shall qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE EXCHANGE

1.1 The Exchange of the GTLL New Preferred Shares for the GOe3 Units.

(a) Within 10 business days of Closing (as defined in Section 1.2) and subject to the terms and conditions set forth herein, GTLL shall issue to GOe3, a to-be-determined number of shares of GTLL’s New Preferred for each one (1) GOe3 Unit (the “Exchange Ratio”). Such shares of GTLL’s New Preferred shall collectively (i) be referred to as the “Exchange Shares”, and the shares of the New Preferred issued at Closing will represent 25% of the New Preferred Shares to be issued to GOe3. GOe3 shall have certain milestones to achieve in order to earn the remaining 75% of the New Preferred Shares. Upon issuance of 100% of the New Preferred Shares, and subsequent conversion into Common Stock, GOe3 shall own 70% of the fully diluted shares of Common Stock.

(i) Milestones to be achieved by GOe3 in order to earn additional shares of the New Preferred:

a.	Upon receipt of a GSA number and approval/awarding of the GSA grant/contract (“Milestone 1.1(a)(i)(a)”), __________ shares of the New Preferred shall be issued representing the second 25% of the New Preferred shares to be issued;
b.	Upon sales reaching $2.5 million from the installation of charging stations (“Milestone 1.1(a)(i)(b)”), additional shares of the New Preferred shall be issued representing the third 25% of the New Preferred shares to be issued; and
c.	Upon sales reaching $10 million from the installation of charging stations (“Milestone 1.1(a)(i)(c)”), additional shares of the New Preferred shall be issued representing the fourth and final 25% of the New Preferred shares to be issued.

(b) Within 10 business days of Closing, and subject to the terms and conditions set forth herein, as consideration for the shares of the New Preferred issued to GOe3, GOe3 shall contribute, sell, convey, assign, and transfer to GTLL, and GTLL shall purchase, acquire and accept from GOe3, all of the issued and outstanding GOe3 Units. The GOe3 Units shall in the aggregate (i) be comprised of 50,750 GOe3 Units, and (ii) constitute all of the issued and outstanding GOe3 Units. There shall be no additional classes of stock, units or derivatives convertible into GOe3 Units;

(c) GTLL shall issue the New Preferred Shares to GOe3 by delivering (within the time frame set forth in Section 1.3(b)(i) hereof) a single stock certificate to one designated GOe3 Unit holder registered in the name of the AnbAmb Management Trust, or their nominee, evidencing the Exchange Shares (the “Exchange Shares Certificate”); and

(d) For federal income tax purposes, the Exchange is intended to constitute a tax-free “reorganization” within the meaning of Section 368 of the Code, and the Parties shall report the transactions contemplated by this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Neither GTLL or GOe3 has taken or failed to take, and after the Effective Date, GTLL shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article V, the closing of the Exchange (the “Closing”) will take place at 5:00 p.m. Eastern Time on March 15, 2024 (the “Closing Date”). The Closing shall take electronically, unless another date, time, or place is agreed to in writing by GTLL and GOe3.

1.3 Deliveries at Closing.

(a) At the Closing, GOe3 will execute and deliver:

(i) to GTLL, a certificate, dated as of the Closing Date, executed by the corporate Secretary of GOe3, in the form attached hereto as Exhibit B (the “GOe3 Representation Certificate”), stating that each of the conditions set forth in Sections 4.1 and 4.2, has been satisfied; and

(ii) to GTLL, a certificate, dated as of the Closing Date, executed by the corporate Secretary of GOe3 in the form attached hereto as Exhibit C (the “GOe3 Officer’s Certificate”), certifying as to the full force and effect of, and attaching as exhibits to such certificate, (A) the organizational documents of GOe3; (B) a certificate of good standing, dated as of a date within five (5) business days of the Closing Date, from the Secretary of State of the State of Arizona; and (C) resolutions of GOe3’s Board of Directors approving the Agreement and the transactions contemplated herein.

(b) At the Closing (unless otherwise indicated) GTLL will execute and deliver:

(i) within ten (10) business days of the Closing Date, to GOe3, the Exchange Shares Certificate;

(ii) to GOe3, a certificate dated as of the Closing Date, executed by the corporate Secretary of GTLL, in the form attached hereto as Exhibit D (the “GTLL Representation Certificate”), stating that each of the conditions in Sections 4.1 and 4.3 has been satisfied; and

(iii) to GOe3, a certificate, dated as of the Closing Date, executed by the corporate Secretary of GTLL in the form attached hereto as Exhibit E (the “GTLL Officer’s Certificate”), certifying as to the full force and effect of, and attaching as exhibits to such certificate, (A) the organizational documents of GTLL; (B) a certificate of good standing, dated as of a date within five (5) days of the Effective Date, from the Secretary of State of the State of Delaware; and (C) resolutions of GTLL’s Board of Directors approving the Agreement and the transactions contemplated herein, including the appointments set forth in Section 4.1(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of GOe3. GOe3 represents and warrants to GTLL as follows as of the Effective Date and as of the Closing Date:

(a) Organization, Standing, and Power. GOe3 is duly organized, validly existing, and in good standing under the laws of the State of Arizona and has the requisite power and authority and all government licenses, authorizations, permits, consents, and approvals required to own, lease, and operate its properties and carry on its business as now being conducted. GOe3 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 7.2) with respect to GOe3.

(b) Subsidiaries. GOe3 does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture, or otherwise.

(c) Capital Structure. GOe3 has approximately 50,750 GOe3 Units issued and outstanding. No other equity securities of GOe3 are issued, reserved for issuance, or outstanding. All issued and outstanding equity interests of GOe3 are nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes, or other indebtedness, or other securities of GOe3 having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which GOe3 is a party or by which they are bound obligating GOe3 to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other equity or voting securities of GOe3 or obligating GOe3 to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. There are no outstanding contractual obligations, commitments, understandings, or arrangements of GOe3 to repurchase, redeem, or otherwise acquire or make any payment in respect of any membership interest of GOe3. There are no agreements or arrangements pursuant to which GOe3 is or could be required to register its equity interests or other securities under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of GOe3.

(d) Company Authorization. As of the Closing, GOe3 has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GOe3 and the consummation by GOe3 of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary action on the part of GOe3. This Agreement has been duly executed and when delivered by GOe3 shall constitute a valid and binding obligation of GOe3, enforceable against GOe3 in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(e) Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of GOe3 under, (i) GOe3’s articles of formation or bylaws; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to GOe3, its properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to GOe3, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses, or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to GOe3 or could not prevent, hinder or materially delay the ability of GOe3 to consummate the transactions contemplated by this Agreement.

(f) Governmental Authorization. No consent, approval, order, or authorization of, or registration, declaration or filing with, or notice to, any United States court, administrative agency or commission, or other federal, state, or local government or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to GOe3 in connection with the execution and delivery of this Agreement by GOe3 or the consummation by GOe3 of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(g) Financial Statements. GOe3 has previously delivered to GTLL unaudited financial statements of GOe3 consisting of the balance sheet as of December 31, 2023, and the related statements of income for the years ended at December 31, 2023 and 2022 (“Financial Statements”)1. The Financial Statements have been prepared in accordance with GAAP and are complete and correct and have been prepared from and substantially conform with the books and records of the Business and present fairly the financial condition and results of operations of the Business as of the dates and for the periods indicated in all material respects.

(h) Absence of Certain Changes or Events. Since December 20, 2023, the date of the Original LOI, there has not been any (i) Material Adverse Effect with respect to GOe3, or (ii) any event or occurrence that would reasonably be expected to prevent the ability of GOe3 to consummate the transactions contemplated by this Agreement.

(i) Intellectual Property

(i) All required filings and fees related to the Intellectual Property Assets, the lack of which would have a Material Adverse Effect, have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all registrations relating to the Intellectual Property Assets, the lack of which would have a Material Adverse Effect, are otherwise in good standing. GOe3 has provided GTLL, to GTLL’s satisfaction at the time of Closing, with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Intellectual Property Assets.

(ii) GOe3 owns all rights, title, and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. Any new intellectual property, patents or trademarks filed for GOe3’s proprietary charging stations shall be filed under GOe3.

(j) Legal Proceedings. There are no legal proceedings pending or, to GOe3’s Knowledge, threatened against or by GOe3 (a) relating to or affecting the Business; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding and no unsatisfied judgments, penalties, or awards against, relating to or affecting the Business.

(k) Compliance with Laws. To GOe3’s Knowledge, the conduct of the Business complies with all statutes, laws, regulations ordinances, rules, judgments, orders, decrees or arbitration awards applicable to GOe3.

(l) Taxes. All Tax Returns with respect to the Business required to be filed by GOe3 for any period prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by GOe3 (whether or not shown on any Tax Return) have been, or will be, timely paid. Any deficiencies asserted, or assessments made, against GOe3 as a result of any examinations by any taxing authority have been fully paid. GOe3 is not a party to any Action by any taxing authority. There are no pending or, to GOe3’s Knowledge, threatened Actions by any taxing authority. There are no Encumbrances for Taxes upon any of GOe3’s assets nor, to GOe3’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of GOe3’s assets (other than for current Taxes not yet due and payable).

(m) Guaranties. GOe3 has not guaranteed any dividend, obligation, or indebtedness of any person.

(n) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by GOe3 to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

2.2 Representations and Warranties of GTLL. GTLL represents and warrants to GOe3 as follows as of the Effective Date and as of the Closing:

(a) Organization, Standing and Power. GTLL is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents, and approvals required to own, lease and operate its properties and carry on its business as now being conducted. GTLL is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to GTLL.

(b) Subsidiaries. GTLL has seven (7) wholly owned subsidiaries, (i) TCBM Holdings, LLC, (ii) HMNRTH, LLC, (iii) Markets on Main, Inc., (iv) 911 Help Now, LLC; (v) Foxx Trot Tango, LLC, (xi) Tersus Power, Inc., and (vii) Ten Fold Services, LLC (the “Subsidiaries”), and does not otherwise own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture, or otherwise. For purposes of Section 2.2(h) through Section 2.2(s), references to GTLL shall be deemed to include the Subsidiaries.

(c) Capital Structure of GTLL. The Exchange Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Exchange Shares will constitute 70% of the issued and outstanding capital stock of GTLL. Immediately following the Closing, the capitalization of GTLL and ownership thereof will be as set forth in Exhibit G. Except as set forth in Exhibit G, no shares of capital stock or other equity securities of GTLL are or will be issued, reserved for issuance or outstanding. All issued and outstanding shares of capital stock of GTLL are or will be fully paid and nonassessable and not subject to preemptive rights. Immediately following the Closing, there will be no outstanding bonds, or other indebtedness or other securities of GTLL having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), except for those securities, debentures and notes listed on GTLL’s December 31, 2023 Quarterly Report filed with the Securities and Exchange Commission on Form 10-Q on February 6, 2024, on any matters. Immediately following the Closing, there will be no outstanding warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which GTLL is a party or by which they are bound, obligating GTLL to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of GTLL. Immediately following the Closing, there will be no outstanding contractual obligations, commitments, understandings, or arrangements of GTLL to repurchase, redeem, or otherwise acquire or make any payment in respect of any shares of capital stock of GTLL. No additional classes or series of common stock or preferred stock shall be designated by GTLL without the written consent of the Series K Preferred Stock (“Series K”) shareholder. Upon achievement of Milestone 1.1(a)(i)(c), all three (3) shares of Series K shall be returned to GTLL to be retired.

(d) Corporate Authority. GTLL has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GTLL and the consummation by GTLL of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of GTLL. This Agreement has been duly executed and when delivered by GTLL shall constitute a valid and binding obligation of GTLL, enforceable against GTLL in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(e) Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of GTLL under, (i) its articles of incorporation, bylaws, or other charter documents of GTLL; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to GTLL, its properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation, or arbitration award applicable to GTLL, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses, or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to GTLL or could not prevent, hinder or materially delay the ability of GTLL to consummate the transactions contemplated by this Agreement.

(f) Government Authorization. No consent, approval, order or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Entity, is required by or with respect to GTLL in connection with the execution and delivery of this Agreement by GTLL, or the consummation by GTLL of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Exchange Act.

(g) Financial Statements. GTLL has previously delivered to GOe3 GTLL’s financial statements consisting of the audited balance sheet of GTLL’s business operations as of June 30, 2023 and 2022 and the related statements of income and cash flows for the years then ended, and the unaudited balance sheet of GTLL’s business operations as of December 31, 2023 and the related statements of income and cash flows for the six (6) month period then ended (the “GTLL’s Financial Statements”). GTLL’s Financial Statements have been prepared in accordance with GAAP and are complete and correct and have been prepared from and substantially conform with the books and records of GTLL and present fairly the financial condition and results of GTLL’s business operations as of the dates and for the periods indicated.

(h) Absence of Certain Changes, Events, and Conditions. Since December 20, 2023, none of the following has occurred, except that which would not have a Material Adverse Effect:

(i) material change in any method of accounting or accounting practice for the Business;

(ii) entry into any GTLL Contract;

(iii) incurrence, assumption, or guarantee of any indebtedness for borrowed money in connection with GTLL’s business operations;

(iv) transfer, assignment, sale, lien, or other disposition of any of GTLL’s assets except in the ordinary course of business;

(v) cancellation of any debts or claims or amendment, termination, or waiver of any rights of GTLL;

(vi) transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any of the Intellectual Property;

(vii) material damage, destruction or loss, or any material interruption in use, of any of GTLL’s assets, whether or not covered by insurance;

(viii) grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any employees, other than as provided for in any written agreements or consistent with past practice, or change in the terms of employment for any employee;

(ix) loan to, or entry into any other transaction with, any member, manager or employee of GTLL; or

(x) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(i) GTLL Contracts. Except as reflected in the GTLL Financial Statements or in filings by GTLL with the Securities and Exchange Commission, there are no Contracts (i) by which any of GTLL’s assets are bound or affected; or (ii) to which GTLL is a party or by which it is bound in connection with GTLL’s assets, excluding the contracts executed in association with this Agreement (any such Contracts listed in Section 2.2(j) of the Disclosure Schedules, the “GTLL Contracts”). Any GTLL Contract is valid and binding on GTLL in accordance with its terms and is in full force and effect. None of GTLL or, to GTLL’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any GTLL Contract. No event or circumstance has occurred that, to GTLL’s Knowledge, with notice or lapse of time or both, would constitute an event of default under any GTLL Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each GTLL Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been provided to GTLL. There are no disputes pending or, to GTLL’s Knowledge, threatened under any GTLL Contract.

(j) Title to, and Sufficiency of, Assets.

(i) GTLL owns good, marketable title to all of its assets, free and clear of any Encumbrance, title imperfection, or restriction of any kind whatsoever (whether accrued, absolute, contingent, or otherwise), except the Encumbrances reflected in the GTLL Financial Statements or in filings by GTLL with the Securities and Exchange Commission.

(ii) GTLL’s assets are sufficient for the continued conduct of its operations after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct GTLL’s business operations as currently conducted.

(iii) The Inventories will be, at the Closing, no less than ninety percent (90%) of the average inventory value for the previous ninety (90) days, consist of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, or slow-moving items that have been written-off or written-down to fair market value or for which adequate reserves have been established.

(k) Intellectual Property.

(i) All required filings and fees related to the Intellectual Property Assets, the lack of which would have a Material Adverse Effect, have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all registrations relating to the Intellectual Property Assets, the lack of which would have a Material Adverse Effect, are otherwise in good standing. GTLL has provided GOe3, to GOe3’s satisfaction at the time of Closing, with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Intellectual Property Assets.

(ii) GTLL owns all rights, title, and interest in and to the Intellectual Property Assets, free and clear of Encumbrances.

(l) Legal Proceedings.

(i) There are no legal proceedings pending or, to GTLL’s Knowledge, threatened against or by GTLL (a) relating to or affecting GTLL’s business operations; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and no event has occured or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(ii) There are no outstanding and no unsatisfied judgments, penalties, or awards against, relating to, or affecting GTLL’s ability to conduct its business operations.

(m) Compliance with Laws; Permits.

(i) To GTLL’s Knowledge, GTLL has complied, and is now complying, with all Laws applicable to the conduct of its business operations as currently conducted.

(ii) All Permits required for GTLL to conduct its business operations as currently conducted, the lack of which would have a Material Adverse Effect, have been obtained by GTLL and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

(n) Employment Matters.

(i) As of the Effective Date and the Closing, (A) GTLL has one Employee, and (B) all commissions and bonuses payable to its Employee for services performed on or prior to the Effective Date and the Closing have been paid in full, except for any accrued wages listed in GTLL’s Financial Statements and there are no outstanding agreements, understandings, or commitments of GTLL with respect to any commissions, bonuses or increases in compensation. GTLL shall have the right, in its sole discretion, to employ, retain, or contract with any of such persons.

(ii) GTLL is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and to GTLL’s Knowledge, there are no labor organizations representing, purporting to represent or attempting to represent any Employee.

(iii) To GTLL’s Knowledge, GTLL is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees. To GTLL’s Knowledge, all individuals characterized and treated by GTLL as consultants or contractors of GTLL’s business operations are properly treated as independent contractors under all applicable Laws.

(o) Taxes.

(i) All Tax Returns required to be filed by GTLL for any period prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by GTLL (whether or not shown on any Tax Return) have been, or will be, timely paid.

(ii) GTLL has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(iii) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of GTLL.

(iv) All deficiencies asserted, or assessments made, against GTLL as a result of any examinations by any taxing authority have been fully paid.

(v) GTLL is not a party to any Action by any taxing authority. There are no pending or, to GTLL’s Knowledge, threatened Actions by any taxing authority.

(vi) There are no Encumbrances for Taxes upon any of GTLL’s assets nor, to GTLL’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of GTLL’s assets (other than for current Taxes not yet due and payable).

(p) Guaranties. GTLL has not guaranteed any dividend, obligation, or indebtedness of any person; nor has any person guaranteed any dividend, obligation, or indebtedness of GTLL.

(q) Related Party Arrangements. Other than as contemplated by this Agreement, there are no obligations of GTLL to its respective current or former members, shareholders, equity holders, managers, directors, officers, or employees.

(r) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by GTLL to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other person with respect to the transactions contemplated by this Agreement.

(s) GOe3 Information. GTLL acknowledges that GOe3 has made available to GTLL the opportunity to ask questions of and receive answers from GOe3’s Directors, managing member and executive officers concerning the terms and conditions of this Agreement and the business and financial condition of GOe3, and GTLL has received to its satisfaction, such information about the business and financial condition of GOe3 and the terms and conditions of the Agreement as it has requested. GTLL has carefully considered the potential risks relating to GOe3 and acquiring the GOe3 Units, and fully understand that GOe3’s Business and the high degree of risk associated therewith.

ARTICLE III

ADDITIONAL AGREEMENTS

3.1 Confidentiality. The Parties to this Agreement may have disclosed in the past, or may disclose in the future, (verbally, in writing and electronic format) to one or more of the other Parties certain financial information, trade secrets, know-how, equipment, standards and specifications, proposed products and services, vendors, business plans, customer lists, prices, market and sales information and plans, and other non-public information about their businesses and operations (“Confidential Information”). Each party agrees to receive the Confidential Information in strict confidence and not distribute, disclose, or disseminate any Confidential Information of another party except to its employees and contractors (under at least the same obligation of confidentiality) with a need to know, and to its financial or legal advisors.

3.2 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other transactions contemplated by this Agreement. GTLL and GOe3 shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Exchange.

3.4 Public Announcements. GTLL and GOe3 will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. Each of the Parties hereto agree that the initial press release or subsequent releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

3.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

3.6 Financial Statements. Following the Closing, GOe3 will provide GTLL with audited financial statements, as required by Regulation S-X of the Exchange Act, in a timely manner such that Buyer may meet its filing obligations under the Exchange Act.

3.7 Tax Matters.

(a) GOe3 shall prepare (or cause to be prepared) all Tax Returns of GOe3 for Pre-Closing Tax Periods. If any such Tax Return is required to be filed by GOe3 after the Closing Date, Parent shall timely file such Tax Return. GOe3 shall timely pay (or cause to be paid) to the applicable Governmental Entity all Taxes shown to be due on any Tax Return described in this Section 3.8(a).

(b) In order to apportion appropriately any Taxes relating to Straddle Periods, the parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Entity to treat for all purposes the Closing date as the last day of a taxable period of GOe3 (a “Short Period”). In any case where applicable law does not permit GOe3 to treat the Closing date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of GOe3 for the period which would have qualified as a Short Period if such election had been permitted by applicable law (an “Interim Period”) shall be (i) in the case of any property Tax, ad valorem Tax, or exemption, allowance or deduction that is calculated on an annual basis (including, but not limited to, depreciation and amortization deductions), the total amount of such Tax or item for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of any Tax or item not described in clause (i), the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

(c) Notwithstanding anything to the contrary contained in this Agreement, GOe3 shall have the sole right to control, through counsel of their own choosing, the defense or settlement of any claim or proceeding relating to a Tax matter for Pre-Closing Tax Periods.

(d) Each party hereto agrees to co-operate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns, any audit, litigation or other proceeding with respect to Taxes. The parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement.

(e) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) or (B) payable by reason of contract, assumption, successor or transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of law) or otherwise; (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed or actually filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and (z) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing date.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Each Party’s Obligation to Effect the Exchange. The obligation of each Party to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) GTLL Corporate Changes. Each of the following shall have been completed to the satisfaction of the Parties:

(i) Within 10 days Post-Closing, GTLL shall have filed a designation with the Secretary of State of the State of Delaware for the New Preferred; and

(ii) Promptly following the closing, the combined entity will adopt a plan to apply for an uplist to a national exchange or the NASDAQ. The combined entity will use its best efforts to get uplisted to NASDAQ by late 2025; and

(b) Directors and Officers of GTLL. Effective at Closing, the parties identified on Exhibit F shall be appointed to GTLL’s Board of Directors and/or as executive officers as indicated. Within 30 days Post-Closing, each officer shall enter into an Employment Agreement and each director shall enter in to a Board of Directors Services Agreement with GTLL.

(c) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted, or deemed applicable to the Exchange that makes consummation of the Exchange illegal.

(d) Governmental Approvals. All authorizations, consents, orders, declarations, or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity having jurisdiction which the failure to obtain, make or occur would have a Material Adverse Effect on GTLL or GOe3 shall have been obtained, made or occurred.

(e) No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement; or (ii) seeking to prohibit or limit the ownership or operation by GOe3, GTLL or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of GOe3 or GTLL.

4.2 Conditions Precedent to Obligations of GTLL. The obligation of GTLL to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of GOe3 in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Date; and GOe3 shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Effective Date.

(b) Consents. GTLL shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications, and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

4.3 Conditions Precedent to Obligation of GOe3. The obligation of GOe3 to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of GTLL in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Date; and GTLL shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it prior to the Effective Date.

(b) Consents. GOe3 shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications, and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

ARTICLE V

TERMINATION, RESCISSION, AMENDMENT, AND WAIVER

5.1 Termination.

(a) This Agreement may be terminated:

(i) by mutual written consent of GTLL and GOe3;

(ii) by either GTLL or GOe3 if any Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Exchange and such order, decree, ruling, or other action shall have become final and non-appealable;

(iii) on or before the date which is thirty (30) days after the Closing, by either Party if the other Party has breached any representation or warranty in this Agreement, and does not cure such breach within five (5) business days of notice of such breach; or

(iv) by either GTLL or GOe3, if the Closing has not occurred on or before March 15, 2024.

5.2 Effect of Termination. In the event of termination of this Agreement by either GOe3 or GTLL as provided in Section 5.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of GTLL or GOe3 Nothing contained in this Section shall relieve any Party for any breach of the representations, warranties, covenants, or agreements set forth in this Agreement.

5.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of both (a) GTLL, and (b) GOe3.

5.4 Return of Documents. In the event of termination or rescission of this Agreement for any reason, GTLL and GOe3 will return to the other Party all of the other Party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. GTLL and GOe3 will not use any information so obtained from the other Party for any purpose and will take all reasonable steps to have such other Party’s information kept confidential.

ARTICLE VI

INDEMNIFICATION AND RELATED MATTERS

6.1 Expiration and Survival of Representations, Warranties and Covenants.

(a) The representations, warranties and covenants of GOe3 set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall expire at the Closing, and GOe3 shall not have any liability thereafter with respect to any breach or inaccuracy in such representations, warranties or covenants. For the avoidance of doubt, GOe3 shall have no liability or responsibility for the accuracy of the representations, warranties and covenants of GOe3 under this Agreement. The sole and exclusive remedy of GTLL with respect to the breach of any representation, warranty or covenant of GOe3 shall be a termination of this Agreement prior to the Closing.

(b) The representations and warranties of GTLL set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until twenty-four (24) months after the Closing (except for with respect to Taxes which shall survive for the applicable statute of limitations plus ninety (90) days, and covenants that by their terms survive for a longer period).

(c) Except as otherwise provided in this Agreement, covenants set forth in this Agreement to be performed at or following the Closing shall survive the Closing.

6.2 Indemnification.

(a) GTLL shall indemnify and hold GOe3, and their affiliates and assigns, harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest, and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, “Losses”) to which GOe3, or its affiliates and assigns, may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by GTLL as set forth herein.

(b) GOe3 shall indemnify and hold GTLL, and its affiliates and assigns, harmless for, from and against any and all Losses to which GTLL, or its affiliates and assigns, may become subject resulting from or arising out of any breach of a representation, warranty, or covenant made by GOe3.

6.3 Notice of Indemnification. Promptly after the receipt by any indemnified Party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying Party (the “Indemnifying Party”) pursuant to this Article VI, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article VI, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article VI or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article VI to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article VI, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

6.4 Remedies. If GTLL has any indemnification liability to GOe3 under this Agreement, GOe3 shall have the option, but not the obligation, to require that GTLL satisfy such indemnification obligation through the issuance of additional GTLL common stock having aggregate fair market value equal to the indemnification obligation amount. If the GTLL common stock is then publicly traded, its fair market value per share shall be the average closing price for the ten (10) trading day period ending five (5) trading days prior to the date of determination of fair market value. For the absence of doubt, the foregoing remedy shall be cumulative with, and not lieu of, any other remedy at law, equity or otherwise.

ARTICLE VII

GENERAL PROVISIONS

7.1 Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the Party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below (or at such other address for a Party as shall be specified by like notice). Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:00 p.m. (Eastern Time) on a business day; (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:00 p.m. (Eastern Time) on any business day; (c) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service; or (d) if by personal delivery, upon actual receipt by the Party to whom such notice is required to be given.

If to GTLL:	Global Technologies, Ltd.
8 Campus Drive, Suite 105
Parsippany, NJ 07054
Attn: Fredrick Cutcher
Email: info@globaltechnologiesltd.info

If to GOe3:	GOe3, LLC
15010 N 78th Way, Suite 206
Scottsdale, AZ 85260
Attn: Bruce Brimacombe
Email: ceo@goe3.com

7.2 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, assumed names, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) any manuals relating to operations, training, employment, including materials provided to any licensees;

(c) “Intellectual Property Assets” means all Intellectual Property that is owned by GTLL and used in or necessary for the conduct of its business;

(d) “Knowledge” shall mean actual then-current knowledge of the applicable Party or any director or executive officer of the applicable Party;

(e) “Material Adverse Effect” means, when used in connection with GOe3 or GTLL, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its subsidiaries taken as a whole (after giving effect in the case of GTLL to the consummation of the Exchange);

(f) “Ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency);

(g) “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities;

(h) “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

(i) “Security Interest” means any mortgage, pledge, lien, encumbrance, deed of trust, lease, charge, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or any other security interest, other than (i) mechanic’s, materialmen’s, and similar liens; (ii) statutory liens for taxes not yet due and payable; (iii) purchase money liens and liens securing rental payments under capital lease arrangements; (iv) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; and (v) encumbrances, security deposits or reserves required by law or by any Governmental Entity.

7.3 Interpretation. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

7.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the Parties any rights or remedies.

7.5 Governing Law/Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as otherwise required by applicable law, each party hereby irrevocably: (a) submits in any legal proceeding relating to this Agreement to the exclusive jurisdiction of any state or United States court of competent jurisdiction sitting in the State of Nevada and agrees to suit being brought in such courts; and (b) waives any objection it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient forum.

7.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.7 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

7.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument, and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

7.10 Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

“GTLL”		“GOe3”

Global Technologies, Ltd.		GOe3, LLC
a Delaware corporation		an Arizona limited liability company

By:	Fredrick Cutcher	By:	Bruce Brimacombe
Its:	President	Its:	President/Managing Member

EXHIBITS

A	GOe3 Unit Holders
B	Form of GOe3 Representation Certificate
C	Form of GOe3 Officer’s Certificate
D	Form of GTLL Representation Certificate
E	Form of GTLL Officer’s Certificate
F	Board Members and Officers
G	GTLL’s Post-Closing Capitalization

Exhibit A

GOe3 Unit Holders

(see attached)

Exhibit B

Form of GOe3 Representation Certificate

(see attached)

Exhibit C

Form of GOe3 Officer’s Certificate

(see attached)

Exhibit D

Form of GTLL Representation Certificate

(see attached)

Exhibit E

Form of GTLL Officer’s Certificate

(see attached)

Exhibit F

Members of the Board of Directors

GTLL’s Board of Directors will consist of the following, effective at Closing:

Fredrick Cutcher, Bruce Brimacombe (Chairman of the Board) and ___________________

Executive Officer Appointments

Effective at Closing, the following individuals will be appointed to the positions indicated:

Fredrick Cutcher- President of GTLL and all GTLL subsidiaries with the exception of GOe3 Bruce Brimacombe- President of GOe3 ________________- COO or CFO of GTLL

Future officer and director changes are based upon the following:

a.	Upon the achievement of Milestone 1.1(a)(i)(a), Both GTLL and GOe3 shall appoint a new board member, bringing the total number of board members to five (5).

b.	Upon achievement of Milestone 1.1(a)(i)(c), GOe3 shall appoint a new board member replacing one of the GTLL board members. Mr. Brimacombe shall be named President of GTLL.

Exhibit G

GTLL’s Post-Closing Capitalization

	Shares Pre-Closing	Shares Post-Closing
Total Shares of Common Stock Issued and Outstanding	14,688,440,097	14,688,440,097
Total Shares of Series K Preferred Stock Issued and Outstanding	3	3
Total Shares of Series L Preferred Stock Issued and Outstanding	365	365
Total Shares of New Preferred Issued and Outstanding	0	TBD